Exhibit 5.1

Nicole C. Brookshire
T: +1 212 479 6157
nbrookshire@cooley.com

November 2, 2021
Allbirds, Inc.
730 Montgomery Street
San Francisco, CA 94111
Ladies and Gentlemen:
We have acted as counsel to Allbirds, Inc., a Delaware public benefit corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to (i) 34,572,986 shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”) (such shares, the “Class A Shares”), consisting of (a) 31,640,754 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (b) 2,932,232 shares of Class A Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (ii) 16,979,592 shares of Class B common stock, par value $0.0001 per share (together with the Class A Shares, the “Shares”), issuable pursuant to the Company’s 2015 Equity Incentive Plan, as amended (together with the 2021 Plan and the 2021 ESPP, the “Plans).
In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, (c) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each of which is to be in effect upon the closing of the Company’s initial public offering, in the forms filed as Exhibits 3.3 and 3.4, respectively, to the Company’s registration statement (No. 333-259188) on Form S-1, (d) the Plans, and (e) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
Cooley LLP   500 Boylston Street   14th Floor   Boston, MA   02116-3736
t: +1 617 937 2300  f: +1 617 937 2400  cooley.com

Allbirds, Inc. November 2, 2021 Page Two
We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire
Cooley LLP   500 Boylston Street   14th Floor   Boston, MA   02116-3736
t: +1 617 937 2300  f: +1 617 937 2400  cooley.com